Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Achieves Record First Quarter Net Income

Management Raises Fiscal 2010 Earnings Guidance

Secaucus, New Jersey – May 20, 2010 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced record first quarter net income from continuing operations of $28.0 million, or $1.00 per diluted share for the thirteen-week period ended May 1, 2010, compared to $23.7 million, or $0.80 per share in the first quarter of 2009.

Net sales increased 5.0% to $422.1 million in the first quarter of 2010, compared to $401.9 in the first quarter of 2009. Comparable retail sales, which include online sales, declined 0.5% in the first quarter of fiscal 2010 compared to a 1.0% increase the previous year. During the first quarter of 2010, comparable store sales declined 1.7% in the U.S. and 4.6% in Canada, while online sales increased 22.0%.

“We delivered record financial results and made significant progress on key initiatives in the first quarter of 2010,” commented Jane Elfers, President and Chief Executive Officer of The Children’s Place. “We strengthened the senior leadership team with the appointment of five talented and experienced executives to head our merchandising, planning, outlet, information technology and human resources operations. In addition, we accelerated our new store openings, sharpened our marketing programs and continued to drive double-digit online growth.”

 “Looking ahead, we believe The Children’s Place is well positioned to continue growing market share as we execute on our growth initiatives,” Elfers added. “We will continue to keep a tight rein on expenses as consumer spending remains constrained by lingering weakness in the economic environment.”

The comparability of income from continuing operations is affected by several transactions that occurred in the first quarter of 2009, which were highlighted in the Company’s earnings release on May 21, 2009. Excluding those transactions that affect comparability between quarters, adjusted income from continuing operations after tax in the first quarter of 2010 increased 28.7% from $21.8 million, or $0.74 per diluted share, in the first quarter of 2009. Adjusted income from continuing operations excluding transactions that affect comparability is a non-GAAP measure. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of income from continuing operations as reported is included in this press release in Table 3.

Net income, including the impact of discontinued operations, was $27.9 million, or $1.00 per diluted share, in the first quarter of 2010 compared to net income of $23.5 million, or $0.79 per diluted share, for the same period last year.

During the first quarter of 2010, the Company opened 16 stores and closed one.

PLCE – First Quarter 2010 Financial Results

Outlook
The Company updated its guidance for fiscal 2010 and now projects earnings per diluted share from continuing operations will be in the range of $3.05 to $3.15, reflecting its first quarter results, from its initial guidance of $2.90 to $3.10. The Company provided initial guidance for the second quarter of 2010, which is forecast to be a loss per share from continuing operations of $(0.38) to $(0.33). Earnings guidance for the second quarter and fiscal 2010 assumes positive low-single digit comparable retail sales and assumes that currency exchange rates will remain where they are today.

Conference Call Information
The Children’s Place will host a conference call to discuss its first quarter 2010 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value-prices under the proprietary “The Children's Place” brand name. As of May 1, 2010, the Company owned and operated 962 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding earnings per diluted share for fiscal 2010 and loss per share for the second quarter of  2010. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2010. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Susan Riley, EVP, Finance & Administration, (201) 558-2400 Jane Singer, VP, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	May 1, 2010	May 2, 2009

Net sales	$422,133	$401,901
Cost of sales	242,429	235,374
Gross profit	179,704	166,527
Selling, general and administrative expenses	113,455	111,893
Asset impairment charge	930	1,099
Depreciation and amortization	17,625	17,524
Income from continuing operations before interest and taxes	47,694	36,011
Interest (expense), net	(456)	(3,268)
Income from continuing operations before income taxes	47,238	32,743
Provision for income taxes	19,231	9,002
Income from continuing operations net of income taxes	28,007	23,741
(Loss) from discontinued operations net of income taxes	(105)	(229)
Net income	$27,902	$23,512

Basic income from continuing operations per common share	$1.02	$0.81
(Loss) from discontinued operations per common share	--	(0.01)
Basic net income per common share	$1.01	$0.80
Basic weighted average common shares outstanding	27,583	29,475

Diluted income from continuing operations per common share	$1.00	$0.80
(Loss) from discontinued operations per common share	--	(0.01)
Diluted net income per common share	$1.00	$0.79
Diluted weighted average common shares and common shares equivalents outstanding	27,930	29, 605

Note: Amounts may not add due to rounding.

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 1, 2010	January 30, 2010	May 2, 2009

Assets:

Cash and investments	$225,731	$170,492	$224,275
Accounts receivable	16,260	16,910	19,299
Inventories	182,356	206,227	181,984
Other current assets	73,999	63,253	84,880
Total current assets	498,346	456,882	510,438

Property and equipment, net	315,567	312,801	314,331
Other assets, net	60,667	84,377	67,151
Total assets	$874,580	$854,060	$891,920

Liabilities and Stockholder Equity:

Short term portion of term loan	$--	$--	$15,000
Accounts payable	45,588	55,547	58,155
Accrued expenses and other current liabilities	81,099	89,969	98,811
Total current liabilities	126,687	145,516	171,966

Long term portion of term loan	--	--	23,000
Other liabilities	117,959	119,574	117,565
Total liabilities	244,646	265,090	312,531

Stockholders’ equity	629,934	588,970	579,389

Total liabilities and stockholders’ equity	$874,580	$854,060	$891,920

Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In millions, except per share amounts)
(Unaudited)

	First Quarter Ended
	May 1, 2010	May 2, 2009

Income from continuing operations net of income taxes	$ 28.0	$23.7

Transactions affecting comparability:
Restructuring costs	--	2.6
Deferred financing fees write-off	--	0.9
Impairment charge	--	0.8

Aggregate impact of transactions affecting comparability	--	4.3
Income tax effect	--	(1.7)
Benefit resulting from resolution of an IRS income tax audit	--	(4.5)

Adjusted (gain) from transactions affecting comparability	--	(1.9)

Adjusted income from continuing operations net of income taxes	$28.0	$21.8

GAAP income from continuing operations per diluted share	$1.00	$0.80

Adjusted income from continuing operations per diluted share	$1.00	$0.74

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